Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR FEBRUARY

     Dallas, Texas, February 4, 2004 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.18008 per unit, payable on February 27, 2004, to unit holders of record on February 17, 2004.

     Due to the timing of the end of the month of January, approximately $238,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Approximately $545,000 in revenue was received on February 2, 2004.

     Tax Information for 2003 will be available before March 1, 2004. For more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.365.6541